EXHIBIT 99.1

Altavista, VA July 28, 2005 — Pinnacle Bankshares Corporation (OTBB:PPBN), the one-bank holding company of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $537,000 or $0.37 per basic share for the quarter ended June 30, 2005, and $1,014,000 or $0.70 per basic share for the six months ended June 30, 2005 compared to net income after taxes of $495,000 or $0.34 per basic share and $935,000 or $0.64 per basic share respectively for the same periods of 2004.

Profitability as measured by the Company’s return on average assets (ROA) was 0.91% for the six months ended June 30, 2005, up from 0.89% for the same period of 2004. Another key indicator of performance, the return on average equity (ROE), for the six months ended June 30, 2005 was 9.05%, up from 8.65% for the same period of 2004.

The improvements in net income and profitability were primarily due to an improved net interest margin and a higher loan to deposit ratio that increased net interest income from $1,808,000 for the three months ended June 30, 2004 to $1,987,000 for the three months ended June 30, 2005 and from $3,616,000 for the six months ended June 30, 2004 to $3,867,000 for the same period of 2005. The net interest margin increased from 3.81% for the six months ended June 30, 2004 to 3.84% for the six months ended June 30, 2005. The loan to deposit ratio increased from 81.25% on June 30, 2004 to 85.66% on June 30, 2005.

Noninterest income increased $72,000 or 12.74% for the three months ended June 30, 2005 compared to the same period of 2004, and increased $51,000 or 4.49% for the six months ended June 30, 2005 as compared with the first half of 2004. The primary driver of these increases was a higher level of income from investment sales.

Noninterest expense increased $159,000 or 9.80% for the second quarter of 2005 compared to the same period of 2004. Noninterest expense increased $200,000 or 6.10%, for the six months ended June 30, 2005 compared to the same period of 2004. The increase in noninterest expense when comparing these periods is primarily due to costs associated with operations at the new Forest facility that opened in August of 2004, additional staff and the installation of new hardware and software to improve our banking systems. Also attributing to the increase are costs associated with the opening of our new Smith Mountain Lake loan production office in May 2005.

Total assets at June 30, 2005 were $219,507,000 a decrease of 0.14% from $219,813,000 at December 31, 2004. The principal components of the Company’s assets at June 30, 2005 were

$32,963,000 in securities and $166,870,000 in net loans. During the six months ended June 30, 2005, net loans increased 5.05% or $8,024,000 from $158,846,000 at December 31, 2004. Also during the six months, securities decreased 3.68% or $1,261,000 from the December 31, 2004 level of $34,224,000.

Total liabilities at June 30, 2005 were $196,755,000, a decrease of 0.43% from $197,606,000 at December 31, 2004, as a result of a decrease in time deposits from December 31, 2004 of $5,386,000 or 4.60%. Demand deposits increased 14.80% or $2,926,000, and Savings and NOW accounts increased 2.84% or $1,699,000 from December 31, 2004.

Total stockholders’ equity at June 30, 2005 was $22,752,000, including $17,634,000 in retained earnings and $165,000 of accumulated other comprehensive income, which represents net unrealized gains on available-for-sale securities. At December 31, 2004, total stockholders’ equity was $22,207,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, southeastern Bedford County, and the city of Lynchburg from two offices located in the town of Altavista and four offices located within or near the city of Lynchburg, Virginia. A sixth full service branch in Forest, Bedford County, Virginia opened in August 2004. A new loan production office at Smith Mountain Lake in Moneta, Virginia opened in May 2005.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein, and you should not place undue reliance on such statements that reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited)

(Amounts in thousands)

	3 Months Ended 6/30/2005	3 Months Ended 3/31/2005	3 Months Ended 6/30/2004
Income Statement Highlights
Net Interest Income	$1,987	$1,880	$1,808
Provision for Loan Losses	82	60	55
Noninterest Income	637	549	565
Noninterest Expense	1,781	1,699	1,622
Net Income	537	477	495

	6 Months Ended 6/30/2005	Year Ended 12/31/2004	6 Months Ended 6/30/2004
Income Statement Highlights
Net Interest Income	$3,867	$7,400	$3,616
Provision for Loan Losses	142	223	163
Noninterest Income	1,186	2,255	1,135
Noninterest Expense	3,480	6,901	3,280
Net Income	1,014	1,819	935

	6/30/2005	12/31/2004	6/30/2004
Balance Sheet Highlights
Net Loans	$166,870	$158,846	$152,517
Total Investments	32,963	34,224	36,920
Total Assets	219,507	219,813	211,359
Total Deposits	195,878	196,639	188,851
Stockholder’s Equity	22,752	22,207	21,599

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com